The #1 Airborne Healthcare Company

Air Methods Reports 2Q2009 Results and 3Q2009 Update
Second Quarter Fully-Diluted EPS of $0.70 Reflects 79% Growth in Net Income

DENVER, CO., August 6, 2009 — Air Methods Corporation (NasdaqGS: AIRM), the largest air medical transportation company in the world, reported financial results for the second quarter ended June 30, 2009 and provided an update on July 2009 flight volumes.  For the quarter, revenue increased slightly from $128.0 million to $128.1 million in the current-year quarter.  For the six-month period, revenue increased 3% to 252.8 million, compared with $246.1 million in the prior-year six-month period.

For the quarter, net income increased 79% to $8.7 million, or $0.70 per diluted share, as compared with prior-year quarter net income of $4.8 million, or $0.38 per diluted share.  Net income for the six-month period increased 90% to $13.6 million, or $1.11 per diluted share, compared to $7.2 million, or $0.57 per diluted share, for the prior-year six-month period.

The increase in net income was primarily attributed to decreases in fuel and maintenance expenditures which improved margins in both services divisions, as well as to reductions in general and administrative costs.  In addition, the current-year quarter benefited from improved contributions from revenue growth within the Products Division.   Maintenance expense decreased by $3.0 million or 13%, while maintenance expense per flight hour decreased by 9% to $561 as compared with the prior-year quarter.  Fuel expense decreased $2.7 million or 49% during the quarter, while fuel costs per patient transport decreased 42% to $241 compared with the prior-year quarter.  Second quarter general and administrative costs decreased by $2.4 million, or 14%, due to non-recurrence of Federal Aviation Administration operating certificate consolidation costs incurred in the prior-year quarter and efficiencies achieved through reorganization and consolidation of field and corporate overhead functions.  Contribution to pre-tax earnings from external revenue within the Products Division increased by $0.9 million during the quarter, as compared with the prior-year period.  The current year quarter included pre-tax gains on disposition of aircraft of $0.6 million, compared with $0.1 million in the prior-year period.

For the second quarter, community-based revenue decreased 8% to $71.8 million compared to $77.9 million in the prior year, while segment net income increased 3% to $11.5 million from $11.2 million.  Total community-based patient transports were 10,414, as compared with 11,638 in the prior-year quarter.  Community-based patient transports for bases open greater than one year (Same-Base Transports) decreased 9%, or 922 patient transports, as compared with the prior-year quarter.  Weather cancellations for these same base locations increased by 307 compared with the prior-year quarter.   Net revenue per community-based transport was $6,969 for the current-year quarter, compared with $6,727 in the prior-year quarter, a 4% increase.  Hospital-based revenue increased 7% to $50.5 million compared to $47.0 million in the prior-year period, while segment net income increased to $5.4 million from $1.1 million.  External revenue within the Products Division increased $2.7 million, or 85%, compared with the prior-year quarter.

The Company also provided an update on July 2009 flight volume.  Total community-based transports were 3,867 during July 2009 compared with 3,760 in July 2008, a 3% increase.  Daily average community-based transports in July 2009 represent a 6% increase over the daily average in June 2009.   Same-Base Transports during the month of July increased by 31 transports, or 1%, as compared with July 2008, while weather cancellations decreased by 141 as compared with the prior-year month.

Aaron Todd, CEO, stated, “We are obviously pleased with the continuation of strong growth in earnings through the second quarter of 2009.  Significant reductions in maintenance expenditures during our second quarter offer additional confirmation that our fleet rejuvenation efforts and conversion of twin-engine aircraft to more efficient single-engine helicopters are producing anticipated cost reductions.  Reductions in our administrative overhead during the economic downturn have contributed to improved net margins, as well.”

Mr. Todd added, “Although net revenue per community-based transport for the second quarter was slightly lower than our first quarter results, net revenue per transport for June 2009 was in-line with first quarter reimbursement levels.  July 2009 collections continued the healthy pace set in June, as well.  These strong July collections, combined with a 5% price increase in our gross charge structure effective July 1st, should have a positive influence on our pending July net revenue per patient transport results.   Severe weather patterns during May and June contributed to higher weather cancellations, as well as reduced overall demand.  We are pleased by the improved patient flight volumes in July with the return of more moderate summer weather patterns.”

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern.  Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 22388781, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital-Based Services Division is the largest provider of air medical transport services for hospitals. The Community-Based Services Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed wing aircraft.

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or Trent Carman, Chief Financial Officer, at (303) 792-7591. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	June 30, 2009	December 31, 2008

ASSETS

Current assets:
Cash and cash equivalents	$10,770	13,147
Trade receivables, net	123,852	133,467
Other current assets	55,023	61,134

Total current assets	189,645	207,748

Net property and equipment	157,711	146,167
Other assets, net	39,970	41,009

Total assets	$387,326	394,924

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$4,291	19,520
Current portion of indebtedness	16,702	15,638
Accounts payable, accrued expenses and other	55,957	56,628

Total current liabilities	76,950	91,786

Long-term indebtedness	75,526	85,858
Other non-current liabilities	56,768	56,816

Total liabilities	209,244	234,460

Total stockholders' equity	178,082	160,464

Total liabilities and stockholders' equity	$387,326	394,924

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2009	2008	2009	2008

Revenue:
Flight operations	$122,180	124,746	239,194	239,219
Product operations	5,920	3,213	13,569	6,839
Total revenue	128,100	127,959	252,763	246,058

Expenses:
Operating expenses	94,700	97,496	188,907	190,783
Gain on disposition of assets, net	(604)	(130)	(533)	(1,438)
General and administrative	15,167	17,578	32,410	34,724
Depreciation and amortization	4,629	4,202	9,218	8,300
	113,892	119,146	230,002	232,369

Operating income	14,208	8,813	22,761	13,689

Interest expense	(1,123)	(1,106)	(2,358)	(2,673)
Other, net	941	609	1,763	1,252

Income before income taxes	14,026	8,316	22,166	12,268

Income tax expense	(5,374)	(3,482)	(8,526)	(5,104)

Net income	$8,652	4,834	13,640	7,164

Income per common share:
Basic	$0.71	0.40	1.12	0.59
Diluted	$0.70	0.38	1.11	0.57

Weighted average common shares outstanding - basic	12,226,948	12,181,790	12,158,010	12,166,566
Weighted average common shares outstanding - diluted	12,403,400	12,608,043	12,342,126	12,617,804